Exhibit 99.1 Email of resignation of Mr. Remo Richli

Dear Song Yi,

I’d like to thank you for your response and also for providing your point of view.

As you point out in your letter to the Audit Committee there have been significant differences in regards to operations and investor relations. Among several points that you mention is the fact that the independent directors slow down the process of decision making. I completely agree with that fact that things change when a company goes public; however, the independent directors have the duty to protect the shareholders and to act per definition of US rules and regulations. In this sense, the slowdown is not a result of the independent directors and their work but the owners’ decision to take the company public in the United States. Despite the fact that you are the largest and controlling shareholder, I’m absolutely convinced that the company must comply with the codes in the United States and that there is no room for any other approach.

Among many other things I have realized that the CFO has not provided requested information to the Audit Committee despite repeated requests. As you indicate in your letter, the CFO is going to provide the requested information after management deems it appropriate (see 2. Production Forecast in your letter). As the Chair of the Audit Committee I cannot tolerate that requests for financial information are filtered by Executives and not provided immediately upon request; I can only stress once more that the company is not in compliance with mandatory Corporate Governance rules.

For a very long time I have tried to initiate changes for the better but Corporate Governance is still a major concern. At this point I have no other choice than to inform you that I resign from the Board of Directors, effective immediately. I sincerely hope that the company will be successful and that your plans will realize as quickly as possible. Personally, I think that management should consider taking the company either private or have it listed on a Chinese stock exchange. This would ease the tension due to the stringent US rules; should you like me to elaborate further, I’d be happy to discuss with you personally.

I wish you and the entire management success in your endeavour. I trust that you will find a way to successfully combine operations and investor relations. On a personal note, I’d like to thank you, Jack and Wang Hua for your hospitality and friendship that I’ve had the pleasure to experience ever since I’ve joined the Board.

Sincerely,
Remo Richli

_____________________
Remo Richli
Partner

BridgeLink AG
Mergers & Acquisitions
Basel / Switzerland
www.bridgelink.ch
Phone: +41 61 206 90 90
Fax:     +41 61 206 90 93